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                                                                EXHIBIT 99

FOR IMMEDIATE RELEASE

FOR INFORMATION CONTACT:
     Tony Ryan, Ansoft Corporation
     412-261-3200,  FAX:  412-471-9427, INTERNET: info@ansoft.com

                             CONTRACT ANNOUNCEMENTS

Pittsburgh, PA -- May 8, 1996 -- Ansoft Corporation (NASDAQ National Market Symbol ANST) announced today that it has received a contract from the MAFET consortium led by Texas Instruments for approximately $780,000. The objective of the contract is to develop fast numerical algorithms and related CAE software for the design of radio frequency (RF) integrated circuits (IC) and multi-chip assemblies. The project is expected to span three years. Dr. Zoltan Cendes, Ansoft's Chairman and Chief Research Scientist said, "This provides us an opportunity to work with industry leaders in RF circuit design such as TI, Hughes, TRW, and Raytheon. Successful development of fast RF simulation algorithms will go a long way towards establishing Ansoft as the industry standard for high performance design."

Separately, Ansoft Corporation announced today that its distribution agreement with Hewlett Packard will not be renewed. The agreement, which provided for the exclusive worldwide distribution of Ansoft's "High Frequency Structure Simulator" ("HFSS") product, is set to expire in January 1997. Nick Csendes, Ansoft's CEO stated, "In its formative years Ansoft benefited from the relationship with HP. As the company continues to grow, we believe that a more direct relationship with our customers presents the best long term opportunities for Ansoft and our shareholders." Since January 1994, Ansoft has marketed its Maxwell(R) Eminence product worldwide through its direct sales force and its other distributors. Maxwell Eminence expands on the functionality of HFSS to target the growing commercial wireless communications market.

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Maxwell(R) is a registered trademark of Ansoft Corporation.  Other companies and products named are trademarks of their manufacturers.